Exhibit 10.13

FIRST AMENDMENT TO SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO SUPPLY AGREEMENT (the “Amendment”) is dated as of January 24, 2006, by and between Novacea, Inc., a Delaware corporation previously known as D-NOVO Therapeutics, Inc. (“Novacea”) and Plantex USA, Inc., a Delaware corporation (“Plantex”).

WHEREAS:

Novacea and Plantex are parties to a certain Supply Agreement dated December 27, 2001 (the “Original Agreement”); and

Novacea and Plantex wish to amend the Original Agreement as expressly set forth in this Amendment, leaving the Original Agreement otherwise in full force and effect.

NOW, THEREFORE, Novacea and Plantex agree as follows:

1. Section 14.2 of the Original Agreement is deleted in its entirety and the following text is substituted in lieu thereof:

“This Agreement may be terminated by PLANTEX on the giving of twelve (12) months prior written notice in the event that either: (i) a phase 3 Clinical Trial of a Finished Product has not been initiated on or before December 31, 2006 (or thereafter discontinued prior to successful completion), or (ii) FDA approval of Finished Product shall not have been obtained by Novacea, Inc. on or before December 31, 2011.”

2. Section 17.1 of the Original Agreement is deleted in its entirety and the following text is substituted in lieu thereof:

“17.1 Successors and Assigns. (a) The terms and provisions hereof shall inure to the benefit of, and be binding upon, PLANTEX, Novacea, Inc. and their respective successors and permitted assigns. Except as set forth in subsection (b), below, neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other. Any attempt to assign this Agreement in violation of the provisions set forth herein shall be deemed a default by the assigning Party and null and void. It is hereby acknowledged that the manufacturer of the API is intended to be a third party beneficiary hereunder such that all representations and covenants of Novacea, Inc. contained in this Agreement shall also inure to the benefit of such manufacturer of API.

(b) Either Party may assign this Agreement to an Affiliate of such Party upon prior written notice thereof to the non-assigning Party. Such notice shall accompanied by an undertaking, in form reasonably satisfactory to the non-assigning Party, assuring that the assigning Party shall not be released of any obligations and remain primarily liable for the obligations of the assigning Party hereunder. Either Party may also assign this Agreement to a non-Affiliate upon prior written notice to the non-assigning Party in the event of a merger or acquisition of the assigning Party or the sale by the assigning Party to such non-Affiliate of all or substantially all of the assets (including, without limitation, the NDA or ANDA for the Finished Products) to which this Agreement relates provided that such successor has assumed all liabilities of the assigning Party hereunder.”

3. Except as expressly set forth in this Amendment, the Original Agreement shall remain in full force and effect.

4. This Amendment and the Original Agreement, as amended by this Amendment, constitute the entire agreement and understanding between the parties hereto and supersede all prior negotiations, representations or agreements, whether written or oral, relating to the subject matter hereof.

5. The validity, performance and construction of this Amendment shall be governed by, and construed in accordance with the laws of the State of New Jersey, without regard to its choice of law or conflict of law rules.

6. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

PLANTEX USA, INC.		NOVACEA, INC. F/K/A D-NOVO THERAPEUTICS, INC.

/s/ George Srokos		/s/ Brad Goodwin
By:	George Srokos	By:	BRAD GOODWIN
Its:	President	Its:	CEO

/s/ Cheryl L. Bohnel
By:	Cheryl L. Bohnel
Its:	Dir. of Acctg/Corp Sec